QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

Teraglobal Communications Corporation (Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
    (1)
    Title of each class of securities to which transaction applies:

    (2)
    Aggregate number of securities to which transaction applies:

    (3)
    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)
    Proposed maximum aggregate value of transaction:

    (5)
    Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)
    Amount Previously Paid:

    (2)
    Form, Schedule or Registration Statement No.:

    (3)
    Filing Party:

    (4)
    Date Filed:

TERAGLOBAL COMMUNICATIONS CORP.
9171 Towne Centre Drive, Suite 600
San Diego, California 92122

INFORMATION STATEMENT

Introduction

        This Information Statement is being furnished by the Board of Directors of TeraGlobal Communications Corp. ("TeraGlobal" or the "Company") to the stockholders of record of TeraGlobal's outstanding Common Stock and Series A Convertible Preferred Stock at the close of business on May 14, 2002 (the "Record Date"), and is being sent to you in connection with the action taken by the Board of Directors and the holders of at least a majority of the voting power of TeraGlobal.

        TeraGlobal's Board of Directors and a majority of its stockholders determined that it would be in the Company's best interest to effect a "going private" transaction. Accordingly, the Board of Directors and stockholders approved an amendment to TeraGlobal's Certificate of Incorporation to effect a reverse split of the Company's issued and outstanding Common Stock (the "Reverse Split"), in which one new share of the TeraGlobal's Common Stock (the "New Common Stock") will be issued for each 1,000 shares of existing Common Stock which is issued and outstanding on June 15, 2002 (the "Existing Common Stock"). Stockholders holding less than one full share after the Reverse Split will not be entitled to receive fractional shares or scrip for their Common Stock, but instead will be entitled to receive a cash payment in the amount of $290.00 per share or pro rata portion of a share ($0.29 per share before giving effect to the Reverse Split).

        The purpose of the Reverse Split is to reduce the number of holders of TeraGlobal's Common Stock. After the Reverse Split is effective, TeraGlobal will voluntarily de-list its Common Stock from the OTC Bulletin Board, and terminate its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The Reverse Split was approved by the Board of Directors at a meeting held on May 13, 2002. As of the Record Date, TeraGlobal had 2,376,769 shares of Common Stock and 7,468,661 shares of Series A Convertible Preferred Stock outstanding. Each such share of Common Stock entitled the holder thereof to one vote, and each share of Series A Convertible Preferred Stock entitled the holder to 1/25th of a vote, on all matters on which stockholders are permitted to vote. Stockholder approval of the Reverse Split was obtained by written consent of the stockholders pursuant to Section 228 of the Delaware General Corporation Law. Approximately fifty six percent (56%) of TeraGlobal's outstanding voting power signed a written consent resolution (the "Consent Resolution"), approving the Reverse Split.

        The form of Certificate of Amendment to the Certificate of Incorporation (the "Certificate of Amendment") that implements the Reverse Split is attached hereto as Exhibit A. The final text of the Certificate of Amendment is subject to change to the extent required by the Delaware Secretary of State.

        This Information Statement is being mailed on or about May 24, 2002, to every security holder who was entitled to vote or give an authorization or consent in regard to the Reverse Split that was authorized by the Consent Resolution. The Consent Resolution will be effective 20 days following the mailing of this Information Statement. TeraGlobal anticipates that the Certificate of Amendment will be filed with the Secretary of State of Delaware on June 15, 2002. The Reverse Split will be effective upon that filing of the Certificate of Amendment.

        All necessary corporate approvals in connection with the Reverse Split have been obtained. This Information Statement is being furnished to all TeraGlobal stockholders pursuant to Section 14(c) of the Exchange Act, and the rules promulgated thereunder solely for the purpose of informing stockholders of these corporate actions before they take effect.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SUMMARY OF THE REVERSE SPLIT

        The Reverse Split is part of an overall reorganization of TeraGlobal (the "Reorganization"), which is being effected in three steps.

        The first step was the assignment of certain assets and liabilities to an operating subsidiary (the "Assignment of Assets and Liabilities"). The Board of Directors authorized the formation of an operating subsidiary at meetings held on February 4, 2002 and on February 22, 2002. Stockholders of the Company approved the formation of the operating subsidiary and the Assignment of Assets and Liabilities by written consent of a majority of the voting power of TeraGlobal on February 19, 2002, which was described in an Information Statement mailed to stockholders on February 20, 2002. TeraGlobal formed the operating subsidiary under the name Wave Three Software, Inc., a Delaware corporation ("Wave Three") on April 2, 2002, and transferred its operating assets to Wave Three on May 14, 2002.

        The second step of the Reorganization is the Reverse Split which is the subject of this Information Statement. The Reverse Split is a 1 for 1,000 reverse stock split of TeraGlobal's outstanding Existing Common Stock. The material terms of the Reverse Split are as follows:

  •
  Each 1,000 shares of Existing Common Stock outstanding prior to the Reverse Split will be converted into one full share of New Common Stock after the split.

  •
  TeraGlobal will pay the fractional stockholders cash on the basis of $290.00 per share of New Common Stock, after giving effect to the Reverse Split ($0.29 per share on a pre-split basis) in lieu of a fractional share. The amount of cash each fractional stockholder will receive will be prorated, based on the percentage of one full share of New Common Stock that he, she or it owns.

  •
  Stockholders that own less than one full share of New Common Stock after the Reverse Split will cease to be stockholders of the Company after the Reverse Split.

  •
  Stockholders that own more than one full share of New Common Stock after the Reverse Split will receive one share of New Common Stock for each 1,000 shares of Existing Common Stock and a cash payment in lieu of any fractional share.

        The Reverse Split will reduce the number of TeraGlobal's stockholders from approximately 2,000 to approximately 50. As a result of having fewer than 300 stockholders, TeraGlobal will be eligible to file, and intends to file, a Form 15 with the Securities and Exchange Commission (the "SEC") to terminate its public company reporting obligations under Section 15(d) of the Exchange Act. TeraGlobal will also file the requisite documentation with the OTC Bulletin Board maintained by the NASD (the "OTC Bulletin Board") to de-list its Common Stock and terminate the public trading market for the Common Stock. In addition, as a result of having fewer than 100 stockholders, TeraGlobal will avoid having to comply with the regulatory provisions of the Investment Company Act of 1940 (the "Investment Company Act").

        The third step of the Reorganization will be a merger of TeraGlobal into a newly formed subsidiary of Wave Three (the "Merger"). The purpose of the Merger is to provide continuing TeraGlobal stockholders with a direct ownership interest in Wave Three. The Merger will take place following the Reverse Split, and will have the following effect:

  •
  Stockholders owning shares of New Common Stock will receive 31.28 shares of Wave Three Common Stock (valued at $9.27 per share) in exchange for each share of New Common Stock (valued at $290.00 per share).

  •
  Stockholders owning shares of Series A Convertible Redeemable Preferred Stock will receive a number of shares of Wave Three Common Stock (valued at $9.27 per share) in exchange for their shares of Series A Convertible Redeemable Preferred Stock, valued on the basis of the value of the Liquidation Preference as of May 1, 2002.

  •
  TeraGlobal will become a wholly-owned subsidiary of Wave Three. TeraGlobal will have only those assets and liabilities that it retained from the Assignment of Assets and Liabilities, and the 75,000 shares of Class B Common Stock issued to TeraGlobal as partial consideration for the Assignment of Assets and Liabilities. It will not have any operating assets.

TERMS OF THE REVERSE SPLIT

General Terms

        The Reverse Split will become effective on June 15, 2002, or as soon thereafter as the Certificate of Amendment can be filed with the Delaware Secretary of State (the "Effective Date"). On the Effective Date each 1,000 shares of Existing Common Stock issued and outstanding will be automatically converted into one share of New Common Stock.

        TeraGlobal will not issue fractional shares or scrip resulting from the Reverse Split. Instead, TeraGlobal will purchase all fractional shares for cash, based on a price of $290.00 for a full share of New Common Stock (which will be prorated based on the actual fractional percentage owned by each stockholder). This price is equivalent to $0.29 per share of Existing Common Stock (prior to the Reverse Split).

Purpose of the Reverse Split.

        The Reorganization is being effected to create a privately held entity to continue the business conducted by TeraGlobal. The purpose of the Reverse Split is to decrease the total number of TeraGlobal's stockholders from approximately 2,000 to approximately 50. By reducing the number of stockholders below 300, the Company will be eligible to terminate its registration and reporting obligations, under the Exchange Act. By reducing the number of stockholders below 100, the Company will avoid the regulatory provisions of the Investment Company Act.

        Concurrently with the closing of the Reverse Split, the Company will make a filing with the SEC to eliminate its ongoing reporting obligations, and will make a filing with the OTC Bulletin Board to discontinue trading in its Common Stock. Consequently, there is not expected to be any public market for New Common Stock issued in connection with the Reverse Split.

Reasons for the Reverse Split

        The Reverse Split and the Reorganization are being undertaken primarily because of the need to raise additional capital to fund operations. Substantially all of TeraGlobal's funding to date has come from financing activities rather than operating income. In 2000 and 2001, TeraGlobal raised an aggregate of $6.4 million and $6.1 million, respectively, from financing activities. TeraGlobal expects to need approximately $6 million of additional capital in 2002 in order to sustain its operations, but has been unable to secure a firm commitment for that financing as a publicly traded entity.

        TeraGlobal began soliciting capital sources for investment in the third quarter of 2001. However, the amount of capital being invested in the technology and communications markets has declined significantly in the past year. TeraGlobal found few investment banking firms that were interested in raising capital for communications software companies. TeraGlobal entered into a letter of intent with an investment banker in October 2001 for a $6.6 to $9.9 million "best efforts" financing. However, the banker withdrew from that financing in January 2002. Other investment banking firms that were still interested in the communications market were investing only in companies with substantial revenues and strategic distribution agreements with significant channel partners.

        In the first quarter of 2002, TeraGlobal took several actions designed to give it the flexibility to offer securities that will appeal to different types of prospective investors. Each of these activities was aimed at increasing TeraGlobal's options for, and the likelihood of, a future financing. TeraGlobal's Board of Directors and stockholders approved: (1) an amendment to the Company's Certificate of Incorporation to authorize 1,000,000 shares of "blank check" Preferred Stock; (2) an amendment to the Company's Certificate of Incorporation to effect a 1-for-25 reverse split of the Company's issued and outstanding Common Stock; and (3) approval of the formation of a subsidiary corporation, and the authorization to transfer all of the Company's operating assets and certain of its liabilities to the new subsidiary. The authorization of the blank check Preferred Stock and the 1 for 25 reverse stock split was effected on March 15, 2002. TeraGlobal caused Wave Three to be formed, as a potential operating subsidiary, on April 2, 2002.

        Despite its efforts, TeraGlobal was unsuccessful in securing any interest in the sale of its securities, either with an investment banker or with a strategic alliance partner. While it sought long term financing, TeraGlobal funded its operations by borrowing $2.8 million under short term Convertible Promissory Notes. The Convertible Promissory Notes, issued primarily to WallerSutton 2000, L.P. ("WallerSutton"), TeraGlobal's controlling equity holder, were secured by a first lien on all of TeraGlobal's assets, and are currently due and payable. The holders of these Convertible Promissory Notes have the right to foreclose on the Company's assets and force a liquidation of the Company on an event of default (which has occurred).

        While TeraGlobal was unsuccessful in attracting interest for investment in it as a publicly traded entity, it did secure indications of interest from venture capitalists and early stage investors for an investment in a privately held entity holding the TeraGlobal technology. On the strength of that interest, TeraGlobal was able to secure a term sheet for investment in Wave Three from a group of investors, led by WallerSutton (the "Term Sheet"). The Term Sheet provides that the investors will contribute approximately $1.5 million of new capital into Wave Three, if TeraGlobal proceeds with the Assignment of Assets and Liabilities. In addition, WallerSutton shall cause the $2.8 million of Convertible Promissory Notes to be assigned to Wave Three and the principal and accrued interest under those Convertible Promissory Notes to be converted into shares of Wave Three's Series A Convertible Redeemable Preferred Stock.

        The initial financing in Wave Three is not expected to fill all of that entity's capital requirements. However, TeraGlobal believes, based on its size and current state of business development, that a privately held entity will be more attractive to the venture capital markets, and more likely to secure any additional funding it requires. The venture capital investors that TeraGlobal has approached have stated that they do not invest in publicly traded entities and that they would only be interested in investing in Wave Three. The Reorganization is therefore the best available alternative to provide liquidity to some of TeraGlobal's investors, and to preserve the opportunity for a going concern value for others.

        TeraGlobal considered the possibility of remaining a separate publicly traded corporation following the Assignment of Assets and Liabilities, but several factors rendered this untenable. The market for the Company's Common Stock has become illiquid, and is not expected to improve in the foreseeable future. Wave Three's need for additional capital would result in a further loss of control of that entity as it sold additional securities. Since TeraGlobal would have no operating assets or liabilities, and had no plans to develop any operating activities, it would also become subject to the reporting and other obligations of the Investment Company Act. Compliance with this act would impose additional regulatory requirements and related costs on TeraGlobal. TeraGlobal has been advised that following the Assignment of Assets and Liabilities it would need to have fewer than 100 stockholders in order to avoid those regulatory requirements. The Board of Directors concluded that the Company did not have the resources or expertise to become an investment company, and that it was important to avoid the regulatory requirements of the Investment Company Act.

Formation of Special Committee

        TeraGlobal's Board of Directors currently consists of five persons: Messrs. Cecil, Crabtree, Morris, Randall and Reddersen. Mr. Randall is the only employee of TeraGlobal. Messrs. Crabtree and Morris are employees of WS Capital, LLC, the manager of WallerSutton. In connection with the Reorganization, the Board of Directors formed a Special Committee comprising Messrs. Cecil, Randall and Reddersen to evaluate the method for effecting a "going private" transaction. The Special Committee unanimously voted in favor of recommending the Reorganization, including the Reverse Split, to the full Board of Directors. The Board of Directors of TeraGlobal then voted in favor of the Reorganization.

        The Reorganization was structured as a Reverse Split and the related cash-out of fractional shares, to (i) assure that the Company would meet the standards for going private, and (ii) provide the individual stockholder with a certain degree of flexibility to make his, her or its investment decision. The Company made its decision on the magnitude of the Reverse Split to ensure that it would reduce the number of its stockholders to below 100, based on stockholder records. TeraGlobal also chose the Reverse Split over alternative transaction structures because it provides the individual investor with the most discretion over his, her or its investment decision. Stockholders who want to cash out have the ability to sell their shares in the open market before the Reverse Split. Alternatively, they can wait to receive payment for at least a portion of their shares in the Reverse Split without concern for whether there is adequate liquidity in the open market, and without incurring transaction costs and commissions. Stockholders that want to retain their equity interest can retain their shares, and, if necessary, purchase additional shares in the open market to aggregate to more than 1,000 shares prior to the Reverse Split.

        While it is the Board of Directors' present intention to effect the Reverse Split, the Board of Directors may, at any time prior to the Effective Date, abandon the filing of the Certificate of Amendment and the Reverse Split without further action by the stockholders. The Board of Directors currently intends to revise the terms of the Reverse Split (or authorize a successive split with a similar buyout of fractional shares) if necessary to cause the number of stockholders of TeraGlobal to be reduced to not more than 100.

Alternatives Considered by the Company.

        TeraGlobal began seeking financing alternatives in the third quarter of 2001. When it became apparent that the Company would have difficulty securing financing, TeraGlobal began to evaluate all of its strategic options, including the following:

        Bankruptcy.    TeraGlobal considered filing for reorganization under federal bankruptcy statutes. A bankruptcy reorganization could allow TeraGlobal to restructure its debt obligations, recapitalize its stockholder base and eliminate its reporting obligations under the Exchange Act. However, the Company was not certain that it could emerge from a bankruptcy proceeding as a going concern. TeraGlobal does not have adequate revenue to support even a small portion of its current operations, and initiating a bankruptcy proceeding was expected to have a detrimental impact on the Company's relationships with its customers, strategic alliance partners, and employees. TeraGlobal did not have an arrangement for financing that would support its operations during a bankruptcy proceeding. Because TeraGlobal had a significant amount of senior secured debt and unsecured trade liabilities, it believed that a bankruptcy liquidation was not likely to produce any significant value for its stockholders.

        Sale to a Public or Private Entity.    TeraGlobal looked for opportunities to sell the assets or securities of the Company or merge the Company with another public or private entity. However, it was unable to secure any offers from any unaffiliated entities. In addition, any sale or merger transaction designed to render the Company privately held (and therefore more attractive to investors), would require that all holders of the Company's Common Stock be cashed out. The investment terms which the Company received from a group of investors led by WallerSutton required that the majority of any investment made be used for the operating expenses of the Company and not as a distribution to its stockholders. Moreover, in a sale transaction, the Company's stockholders would no longer have the option of retaining their equity interest in the Company going forward, and the holders of Common Stock would be unlikely to receive any payment in respect of their shares, and the holders of Series A Convertible Preferred Stock would receive less then their liquidation preference.

        Freeze-Out Merger.    The Company considered a "freeze-out" merger, in which WallerSutton as the holder of a majority of each of TeraGlobal's classes of capital stock, could approve a merger transaction that would result in all unaffiliated holders of Common Stock receiving cash for their shares. As with a sale transaction, all holders of Common Stock would be "cashed out," whether or not they wanted to retain their equity position in the Company, and, given the Company's extremely limited capital resources, would have received a lower per share price than is being offered to fractional stockholders following the Reverse Split.

        Tender Offer.    TeraGlobal also considered making a tender offer to stockholders. A tender offer to stockholders would have the benefit of giving the individual stockholder choice in whether to retain an equity interest or accept a cash offer to purchase their shares. However, TeraGlobal did not believe a tender offer would be successful in achieving the Company's purpose of going private and securing additional financing. Many of the Company's stockholders hold less than 100 shares of Existing Common Stock. Those holders might not respond to a tender offer because the number of shares they own and corresponding cash to be received from the tender offer is so small. Further, the tender offer would have to be open for a minimum statutory period of time, during which the Company would be uncertain of the outcome. If the tender offer were not successful in adequately reducing the Company's stockholder base, TeraGlobal would have had to resort to a "freeze out" merger. Finally, TeraGlobal did not have an agreement for financing that would provide it with required operating capital while any tender offer was pending or the funds needed to make the cash payments that might be required by the "freeze out" merger.

Effects of the Reverse Split.

        Any stockholder owning less than one full share of New Common Stock after the Reverse Split will be paid cash for such fractional share and will cease to be a stockholder of the Company. Registered stockholders who hold physical stock certificates must submit their certificates to the Exchange Agent in order to receive their fractional share payment, whereas registered stockholders who hold their shares in book entry form will automatically receive payment by check. Stockholders who hold their shares in a brokerage account will have the relevant account automatically credited by the broker.

        Stockholders owning more than one full share after the Reverse Split will remain stockholders of the Company, owning full shares of New Common Stock and receiving cash for any fractional share. Stockholders who retain their shares of New Common Stock in TeraGlobal following the Reverse Split will have such shares converted into shares of Common Stock of Wave Three pursuant to the Merger.

        Concurrently with the closing of the Reverse Split, the Company will make a filing with the SEC to eliminate its ongoing reporting obligations, and will make a filing with the OTC Bulletin Board to discontinue trading in its Common Stock. Consequently, there is not expected to be any public market for New Common Stock issued in connection with the Reverse Split.

Fairness of the Transaction.

        After evaluating all available alternatives, TeraGlobal believes that the price offered to fractional stockholders is fair. TeraGlobal bases this belief on a number of factors, including:

        The Offer Price Exceeds Liquidation Value.    Prior to the Assignment of Assets and Liabilities, TeraGlobal had senior secured indebtedness of approximately $2.8 million of Convertible Promissory Notes. It also had trade and other accrued liabilities of $1 million, as well as $4.2 million of Series A Convertible Preferred Stock with a liquidation preference ranking senior to the Common Stock. Accordingly, any liquidation would have to return a minimum of $8 million before funds would be available for holders of Common Stock. TeraGlobal does not have significant receivables, inventory or other tangible assets. At March 31, 2002, TeraGlobal had a negative net book value for its Common Stock. Its principal asset is its intellectual property and the software it has developed. The Board considered the likely value of the software in its current state of development, and determined that it was unlikely that the Common Stock holders would receive any value for their shares in a liquidation scenario and that the holders of Series A Convertible Preferred Stock would be likely to receive far less than their liquidation preference. The Board considered this a significant factor in determining the fairness of the transaction.

        The Offer Price is Consistent with Current Market Prices.    The closing bid price for TeraGlobal's Common Stock as reported on the OTC Bulleting Board on May 13, 2002 (the day prior to the filing of this Information Statement) was $0.32. Since March 15, 2002, the closing bid price for the Common Stock has been in the range of $0.25 to $0.32 for all but two trading days. The Board of Directors considered current market price to be consistent with the Company's opportunities and risks on a going concern basis.

        The Market for the Company's Common Stock is not Liquid and a Liquid Market is Not Likely to Develop in the Near Term.    During the first quarter of 2002, the trading price for the Company's Common Stock fell to $.01 per share. On March 15, 2002, the Company effected a 1-for-25 reverse split of its Common Stock in order to reduce the number of shares outstanding and bring the price into a range that might foster more active trading. Despite these efforts both the price of the Company's Common Stock as well as the trading volume has continued to decline. Trading has become sporadic, and on certain days during April 2002 no trading activity took place. The Assignment of Assets and Liabilities to Wave Three is expected to further decrease interest in and the market activity in the Company's Common Stock.

        Fairness Opinion.    The Board of Directors retained a financial advisor to render an opinion concerning the fairness of the Reorganization and the Reverse Split. The Fairness Opinion was rendered by Duff & Phelps, LLC ("Duff & Phelps"), a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, corporate planning, and other purposes. A description of their analysis is set forth below under "Opinion of the Financial Advisor." The Board considered the opinion a significant factor in determining the fairness of the transaction.

        TeraGlobal's Board of Directors retained Duff & Phelps after interviews with a number of national and local investment banking firms. The Board reviewed all candidates and selected Duff & Phelps on the basis of (i) its experience in rendering opinions concerning the fairness of the amount of consideration offered in "going private" transactions, and (ii) its cost structure and experience in smaller transactions such as the Reorganization. There has been no material relationship during the past two years among TeraGlobal, its affiliates, directors or executive officers and Duff & Phelps, its affiliates or unaffiliated representatives. Duff & Phelps received a fee in the amount of $50,000 plus reimbursement of expenses in connection with the Fairness Opinion. There are no other current arrangements to compensate Duff & Phelps, its affiliates or unaffiliated representatives for any services rendered to TeraGlobal, its affiliates, directors or executive officers.

        The Board of Directors of TeraGlobal determined the amount of consideration to be offered to fractional stockholders in the Reverse Split. Duff & Phelps was engaged to render an opinion as to whether such consideration was "fair". A copy of Duff & Phelps report to the Board of Directors attached hereto as Exhibit C is hereby incorporated by reference.

Opinion of Financial Advisor

        Duff & Phelps has acted as the financial advisor to TeraGlobal's board of directors. Duff & Phelps delivered its written opinion to TeraGlobal's board of directors on May 10, 2002. On the same date, Duff & Phelps delivered a written summary presentation of its underlying analysis of the fairness of the transaction. Duff & Phelps' opinion states, in part, that as of May 10, 2002 and based upon and subject to the factors and assumptions set forth in its presentation, the transaction is fair, from a financial point of view, to the non-management, minority holders of TeraGlobal common shares. On May 13, 2002, Duff & Phelps made an oral presentation outlining its analysis and opinion.

        DUFF & PHELPS' OPINION IS ATTACHED AS EXHIBIT C AND IS INCORPORATED HEREIN BY REFERENCE. TERAGLOBAL STOCKHOLDERS ARE ENCOURAGED TO READ THIS OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION AS SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

        The opinion and presentation of Duff & Phelps to the TeraGlobal board of directors, in connection with which Duff & Phelps was requested to evaluate the fairness, from a financial point of view, of the transaction to the non-management, minority holders of TeraGlobal common shares, was only one of many factors taken into consideration by the TeraGlobal board of directors in making its determination to approve the transaction. No limitations were imposed by the TeraGlobal board of directors upon Duff & Phelps with respect to the investigation made or the procedures followed by Duff & Phelps in rendering its opinion.

        Duff & Phelps' opinion should be read carefully and in its entirety. It is directed only to the fairness, from a financial point of view, of the transaction to the non-management, minority holders of TeraGlobal common shares, and it does not address the underlying business decision of TeraGlobal to effect the transaction or constitute a recommendation to any TeraGlobal shareholder as to any action that should be taken with respect to the transaction.

        In connection with rendering its opinion, Duff & Phelps reviewed selected publicly available business and financial information concerning TeraGlobal as well as certain other financial and operating data and forecasts that were provided to Duff & Phelps by TeraGlobal. Duff & Phelps discussed the business, operations and prospects of TeraGlobal as well as other matters it believed relevant to its inquiry, with officers and employees of TeraGlobal. Duff & Phelps also reviewed and considered historical trading prices and volume for TeraGlobal's common stock. Duff & Phelps also considered such other information, analyses, investigations and financial, economic and market criteria that it deemed appropriate.

        In its review and analysis and in arriving at its opinion, Duff & Phelps assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of the financial and other information reviewed by Duff & Phelps. With respect to the financial forecasts of TeraGlobal, Duff & Phelps assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of TeraGlobal's management as to the future financial performance of TeraGlobal, and Duff & Phelps expressed no opinion with respect to such forecasts or the assumptions on which such forecasts were based. Duff & Phelps also assumed that the transaction will be consummated in accordance with the terms of the term sheet and other documentation provided for Duff & Phelps' review. Duff & Phelps did not make or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities, contingent or otherwise, of TeraGlobal.

        Duff & Phelps' fairness opinion was necessarily based upon an analysis of the foregoing in light of its assessment of the general, economic and financial market conditions, as they could be evaluated by Duff & Phelps, as of May 10, 2002. Events occurring after May 10, 2002 could materially affect the assumptions used in preparing its opinion.

        In connection with rendering its opinion to the TeraGlobal board of directors, Duff & Phelps performed several financial analyses which it presented to the board of directors, the material portions of which are summarized below. Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors it considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Duff & Phelps in arriving at its opinion, Duff & Phelps made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies and transactions, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No public company, and no company used on the comparative transaction analysis, utilized as a comparison is identical to TeraGlobal. Accordingly, any analysis of publicly traded comparable companies or comparable business combinations is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading value of the companies or company to which they are being compared.

        The following is a summary of the material financial analyses used by Duff & Phelps in connection with providing its opinion to the TeraGlobal board of directors. Certain summaries below include information presented in tabular format. In order to fully understand such financial analyses used by Duff & Phelps, the tables must be read with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  TeraGlobal Valuation Analysis—Going Concern Basis

        Duff & Phelps arrived at a range of going concern values for TeraGlobal by using two principal valuation methodologies: a discounted cash flow analysis and a market multiple analysis. Duff & Phelps' market multiple analysis was based, in part, on a combination of: (1) valuation multiples observed in market trading of comparable public companies, and (2) valuation multiples observed in the merger and acquisition marketplace. No company used in the public market analysis or precedent transaction analysis described below is identical to TeraGlobal. Accordingly, an analysis of the data described below necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the businesses and other factors that could affect the public trading value or the acquisition value of the companies to which they are being compared. A discounted cash flow analysis provides insight into the intrinsic value of a business based on the projected earnings and capital requirements and the net present value of the subsequent unlevered free cash flows to be generated by the assets of such business.

        Comparable Public Companies.    In the selection of comparable public companies, Duff & Phelps used multiple databases to identify domestic companies with primary Standard Industrial Classification Codes of 7372 (prepackaged Software) and 7373 (computer integrated systems design). Duff & Phelps further screened this initial group to identify those companies whose operations include the development and sale of communications solutions, including software, hardware, or application services, including multimedia (voice, video, image and data) conferencing and collaboration. Duff & Phelps ultimately identified 16 companies that are considered to be reasonably comparable to TeraGlobal in terms of investment risks and attributes as wells as products/services provided and markets addressed. These 16 companies were then segregated into three groups:

    •
    Software Companies: Companies primarily involved in the development and sale of communications software.

    •
    Hardware Companies: Companies primarily involved in the manufacture and sale of hardware products for the communications solutions marketplace.

    •
    Application Service Providers: Companies with business models based on providing communications and collaboration software and services via the Internet, primarily on a subscription basis.

        Duff & Phelps compared selected financial information of TeraGlobal with corresponding data of the selected comparable public companies. All of the selected comparable companies are relatively small and most are unprofitable. Out of the 16 companies selected, 14 reported less than $50 million in revenue for the latest twelve month (LTM) period 14 reported negative earnings before interest, taxes, depreciation and amortization over the LTM period. Because of the lack of positive historical and near-term profits for TeraGlobal as well as the lack of recent profits for most of the selected comparable companies, Duff & Phelps' analysis of valuation multiples focused on the multiple of total enterprise value to LTM revenue. The table below presents a summary of selected financial and market data for the comparable public companies:

	Stock Price at May 8, 2002	Equity Value (in $mil)	Enterprise Value (in $mil)	LTM Revenue (in $mil)	LTM Revenue Growth	LTM EBITDA Margin	Enterprise Value / Revenues
Software
Arel Communication	$0.67	8.6	8.6	9.4	(37.6)%	(65.6)%	0.9	x
Avistar Communications	1.15	29.0	29.1	16.2	(24.4)	(51.8)	1.8	x
Burst.com	0.15	2.8	4.1	0.1	(72.3)	(2,347.1)	30.0	x
Centra Software	2.82	71.5	75.6	37.6	32.9	(33.2)	2.0	x
Ezenia	0.17	2.3	7.2	15.1	(46.3)	(114.4)	0.5	x
Forgent Networks	3.05	74.1	74.3	34.7	(58.0)	(6.5)	2.1	x
Latitude Communications	2.22	42.8	42.9	33.1	(23.5)	(30.4)	1.3	x
Radvision	5.87	107.4	107.5	42.9	(19.0)	(1.4)	2.5	x
Viewcast.Com	0.51	9.2	16.5	8.0	(23.8)	(93.4)	2.1	x
						Mean	4.8	x
						Median	2.0	x
Hardware
ClearOne Communications	17.10	174.1	174.1	48.6	28.9	23.2	3.6	x
First Virtual Comm	0.74	24.7	24.7	27.7	(30.9)	(94.7)	0.9	x
Polycom	21.51	1,959.8	1,959.8	421.5	6.9	21.4	4.6	x
Video Network Comm	2.70	5.8	8.8	15.9	184.0	(14.8)	0.6	x
Viseon	0.57	6.7	8.9	5.8	51.0	(22.0)	1.5	x
						Mean	2.2	x
						Median	1.5	x
Application Service Providers
Raindance Communications	3.02	145.4	150.3	39.4	118.7	(26.0)	3.8	x
WebEx Communications	16.29	651.6	658.6	96.0	153.0	(5.9)	6.9	x
						Mean	5.3	x
						Median	5.3	x

        Comparable Transactions.    Duff & Phelps searched for all transactions announced between November 1, 2001 and May 7, 2002 in which the target company had a primary Standard Industrial Classification Code of either 7372 (prepackaged Software) or 7373 (computer integrated systems design). In order to include a broad cross section of deals, the identified transactions were not further narrowed according to specific target company descriptions. Duff & Phelps identified 26 relevant transactions for which sufficient data was available to calculate a multiple of total enterprise value to revenue.

        Duff & Phelps reviewed the purchase prices and implied firm value as a multiple of revenue for the 26 identified transactions. Revenue multiples ranged from 0.02 to 30.3, with a mean and median of 3.5 and 1.6, respectively. However, the mean revenue multiple was significantly affected by two transactions; 22 transactions, or nearly 85% of the total took place at revenue multiples below 4.4x

        Application of Market Multiples.    Based on its analysis of TeraGlobal, the selected comparable public companies, and the selected comparable transactions, Duff & Phelps determined that a revenue multiple of 4.0x was reasonable and appropriate for TeraGlobal. Duff & Phelps applied the 4.0x multiple to TeraGlobal's reported revenue for the latest twelve months and also to TeraGlobal's projected revenue for the fiscal year ended December 31, 2002. The fiscal 2002 revenue projection was provided to Duff & Phelps by TeraGlobal's management.

        The application of a 4.0x revenue multiple to TeraGlobal's LTM and projected 2002 revenue resulted in a range of total enterprise values from $2.1 million to $3.7 million. Duff & Phelps then deducted the outstanding April 30, 2002 balance of TeraGlobal's interest-bearing debt, at $2.8 million, and the April 30, 2002 accrued liquidation preference on the Series A convertible preferred, at $4.2 million to arrive at the valuation of common equity. Based on its analysis as summarized above, Duff & Phelps concluded that the market multiple analysis did not provide any indication of positive common equity value for TeraGlobal.

        Discounted Cash Flow Analysis.    Duff & Phelps performed a discounted cash flow analysis of TeraGlobal to derive an indication of going-concern value. The analysis referenced below represents only a portion of the overall analysis performed by Duff & Phelps, and Duff & Phelps expresses no judgment as to the appropriateness or accuracy of any assumptions or projections provided by management. Duff & Phelps' discounted cash flow analysis was based on projections provided by TeraGlobal management and certain independently derived assumptions, as well as discussions with management with respect to TeraGlobal's future outlook.

        Duff & Phelps' discounted cash flow analysis was based on projected unleveraged free cash flows of TeraGlobal for the 2002 through 2006 period, and applied a range of discount rates from 35% to 45% to reflect the highly risky nature of TeraGlobal's operations. Duff & Phelps analysis calculated a terminal value at the end of 2006 using a constant growth dividend discount model, incorporating a perpetuity growth rate of 5% and a range of discount rates from 18% to 20%.

        Duff & Phelps' discounted cash flow analysis resulted in indications of total enterprise value ranging from $2.8 million to $5.5 million for TeraGlobal. Duff & Phelps then deducted the outstanding April 30, 2002 balance of TeraGlobal's interest-bearing debt, at $2.8 million, and the April 30, 2002 accrued liquidation preference on the Series A convertible preferred, at $4.2 million to arrive at the valuation of common equity. Based on its analysis as summarized above, Duff & Phelps concluded that the discounted cash flow analysis did not provide any indication of positive common equity value for TeraGlobal.

  TeraGlobal Valuation Analysis—Orderly Liquidation Basis

        Duff & Phelps prepared a liquidation analysis to arrive at a range of value that might be available to the common stockholders of TeraGlobal assuming: (1) a sale of the company's assets on an orderly basis, (2) the payment of outstanding liabilities and other claims, including preferred equity, that have a priority position over the Company's common equity, and (3) the distribution of any net proceeds to common stockholders. It should be noted that Duff & Phelps' liquidation analysis did not include an explicit valuation of TeraGlobal's software and other intangible assets. Instead, the liquidation analysis derived a range of values that would be required from TeraGlobal's intangible assets before any value could be ascribed to common equity.

        Duff & Phelps' starting point for its hypothetical liquidation analysis was TeraGlobal's management-prepared balance sheet as of March 31, 2002, which was identified as the most current financial statement available for Duff & Phelps' review. Duff & Phelps then adjusted the book value of certain assets to reflect values that might be realized in an orderly liquidation proceeding and adjusted the book value of certain liabilities to reflect amounts likely to be paid. In making these adjustments, Duff & Phelps considered management's estimates of certain asset values and actual liabilities, among other factors. Certain assumptions underlying Duff & Phelps' liquidation analysis and its treatment of individual assets and liabilities are summarized as follows:

        Convertible Preferred Stock.    Duff & Phelps adjusted the book value of TeraGlobal's Series A Convertible Redeemable Preferred shares valuation to reflect their total liquidation preference, including accrued and unpaid dividends, as of April 30, 2002. The total value of the Series A Convertible Redeemable Preferred Stock was calculated as $4,151,000 million based upon 7,468,661 preferred shares outstanding with a liquidation preference of $0.51 per share plus accrued unpaid dividends of $342,000.

        Convertible Promissory Notes.    Duff & Phelps adjusted the book value of TeraGlobal's convertible promissory notes to reflect the outstanding principal balance as of April 30, 2002.

        Additional Off Balance Sheet Liabilities.    In addition to the liabilities recorded on TeraGlobal's balance sheet, Duff & Phelps' liquidation analysis included additional liabilities for one executive employment contract in the amount of $187,500 and certain operating leases for the Company's office facilities. Under the high valuation scenario of the liquidation analysis, Duff & Phelps estimated that TeraGlobal is able to reduce its total operating lease obligations to approximately $600,000, while the low value scenario included the Company's estimated total lease obligations of $1,580,000.

        Interim Cash Flow.    Duff & Phelps assumed a three month liquidation period and therefore included an estimate of interim expenses during the winding down period. Projected cash outflows included salary and related payroll expenses for the certain employees deemed necessary during the liquidation period, and interest payable on TeraGlobal's convertible promissory notes over the three month period. The projected cash outflows also included accrued dividends on TeraGlobal's preferred shares, legal fees, and general and administrative expenses for internal operations. Estimates of TeraGlobal's general and administrative expenses were based upon estimates provided to Duff & Phelps by TeraGlobal management.

        Excluding any potential value for TeraGlobal's software and other intangible assets, Duff & Phelps' liquidation analysis indicated a negative common equity valuation ranging from ($6.6) million to ($8.1) million. Based on its analysis as summarized above, TeraGlobal's software and other intangible assets would have to generate proceeds between $6.6 million and $8.1 million in an orderly liquidation before any value whatsoever would accrue to the common shareholders. Duff & Phelps determined that in a liquidation scenario, it is highly unlikely that TeraGlobal's intangible assets would generate proceeds at or above such amounts. Duff & Phelps therefore concluded that the liquidation analysis did not provide any indication of positive common equity value for TeraGlobal.

  Historical Share Price Information

        TeraGlobal's latest closing share price prior to the delivery of Duff & Phelps opinion was $0.32 per share. However, trading activity in TeraGlobal's stock is extremely thin. Over the 30 calendar days preceding the delivery of Duff & Phelps' opinion, there were 23 stock market trading days and TeraGlobal's stock traded on only six of those days. In addition, the latest available bid for TeraGlobal's stock was $0.20 per share and over the last 30 calendar days the average bid/ask spread, measured as a proportion of the bid, was 235%. Based on its analysis of share prices and trading activity, Duff & Phelps does not believe that the latest available closing price provides an accurate indication of the value of TeraGlobal's Common Stock.

  Alternate Actions

        In addition to its fundamental valuation analysis as summarized above, Duff & Phelps considered the overall context and rationale for the transaction, the alternative actions reviewed by TeraGlobal's management and board of directors, and the financial returns that may be received by the common stockholders under these various alternatives. Duff & Phelps considered the likelihood that, in the absence of a capital infusion, TeraGlobal would be forced to seek bankruptcy protection as well as the resulting effect on the Company's common stockholders.

        Duff & Phelps further considered the context and manner in which TeraGlobal might secure the necessary capital infusion, the current state of financial markets in general and in relation to the communications and technology sectors specifically, and the impediments that management and the board of directors has faced in seeking alternative transactions. Duff & Phelps was informed by management that TeraGlobal has been unable to secure additional financing, either through a sale of the company, through direct investment, or through some type of strategic alliance. Duff & Phelps was further informed by management that one of the primary impediments to direct investment by potentially interest third parties has been TeraGlobal's status as a publicly traded company.

Exchange of Certificates; No Fractional Shares

        After the Effective Date, the Company will authorize the issuance of certificates representing one share of New Common Stock in exchange for each 1,000 shares of Existing Common Stock presently outstanding upon surrender of an existing certificate evidencing outstanding shares of Existing Common Stock.

        No fractional shares of New Common Stock will be issued in connection with the Reverse Split. A stockholder who would otherwise be entitled to receive a number of shares of New Common Stock that included a fraction of a share will receive, in lieu thereof, cash based on a price of $290.00 for a full share of New Common Stock (which will be prorated based on the actual fractional percentage owned by such stockholder).

        The Company's transfer agent will represent the Company as exchange agent ("Exchange Agent") in connection with the Reverse Split. As soon as practicable after the Effective Date, the holders of the Common Stock will be notified that the Reverse Split has been effected and may surrender to the Exchange Agent any certificate(s) representing outstanding shares of Existing Common Stock in exchange for (i) cash for any fractional shares or (ii) new certificate(s) representing the number of shares of New Common Stock that will result from the Reverse Split. On the Effective Date, each certificate representing shares of Existing Common Stock will be deemed for all purposes to represent either (i) a claim for cash payment for a fractional share, or (ii) the number of shares of New Common Stock that will result from the Reverse Split, whether or not the certificates representing Existing Common Stock are surrendered for exchange.

Resale of Securities

        Concurrently with the closing of the Reverse Split, the Company will make a filing with the SEC to eliminate its ongoing reporting obligations, and will make a filing with the OTC Bulletin Board to discontinue trading in its Common Stock. Consequently, following the Reverse Split there is not expected to be any public market for TeraGlobal's New Common Stock.

        After the Reverse Split, TeraGlobal intends to enter into the Merger, which will effect a conversion of the New Common Stock into Common Stock of Wave Three. There is currently no market for trading in Wave Three Common Stock and there are no plans to develop a market for Wave Three Common Stock at this time.

Federal Income Tax Consequences of the Reverse Split.

        A summary of the federal income tax consequences of the Reverse Split is set forth below. The discussion is based on present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the Reverse Split. We do not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code") (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the Reverse Split on their own tax situations, including consequences under applicable state, local or foreign tax laws.

        The receipt of cash for fractional shares will be deemed a sale of the fractional share for income tax purposes. The difference between the amount of cash received for the fractional share and the stockholder's tax basis in such share will be the gain or loss to be recognized. The gain or loss will generally be a capital gain or loss, with the nature being short term if owned less than one year and long term if owned for a year or more.

        The Company believes the exchange of Existing Common Stock for New Common Stock under the Reverse Split will qualify as a recapitalization under Section 368(a)(1)(E) of the Code, to the extent that outstanding shares of Existing Common Stock are exchanged for a reduced number of shares of New Common Stock. Therefore, neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes as a result thereof.

        The shares of Common Stock to be issued to each stockholder to effect the Reverse Split will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of Existing Common Stock held by such stockholder immediately prior to the Effective Date less any consideration received in cash for fractional shares. A stockholder's holding period for the shares of New Common Stock to be issued will include the holding period for shares of Existing Common Stock exchanged therefor, provided that such outstanding shares of Existing Common Stock were held by the stockholder as capital assets on the Effective Date.

Dissenters' Rights

        Delaware law does not vest stockholders of the Company with dissenters' rights with respect to the Reverse Split.

        However, if the Merger is consummated, stockholders of TeraGlobal continuing after the Reverse Split will have certain rights under the Delaware General Corporation Law (the "Delaware GCL") to dissent and/or demand appraisal of, and payment in cash of the fair value of, their shares. The discussion of the provisions of Section 262 of the Delaware GCL ("Section 262") is not intended to be a complete statement of these provisions and is qualified in its entirety by reference to the text of Section 262, which is reproduced in full as Annex C to this Information Statement.

        Stockholders who perfect such rights by complying with the procedures set forth in Section 262, as provided below, will have the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the surviving corporation in the Merger. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their shares. In determining the fair value of the shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., 457 A2d 701 (1983), the Delaware Supreme court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The court in such case also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from he accomplishment of exception of the merger." In CEDE & CO. v. TECHNICOLOR, INC., 542 A2d 1182 (1988), however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the Reverse Split and the Merger.

        Any stockholder entitled to appraisal rights in the Merger will be notified of the time to demand from TeraGlobal the appraisal of any or all of his or her shares of New Common Stock. Demand must be made by delivering a written demand for an appraisal to TeraGlobal Communications Corp., 9171 Towne Centre Drive, Suite 600, San Diego, CA 92122, Attn: Mr. James A. Mercer III. This demand must reasonably inform TeraGlobal of the identity of the stockholder and that the stockholder intends by the notice to demand the appraisal of his, her or its shares. A stockholder must deliver the written demand to perfect his, her or its appraisal rights. Failure to deliver that written demand will constitute a waiver of the stockholder's appraisal rights.

        The written demand for appraisal must be made by or for the holder of record of New Common Stock registered in his, her or its name. Accordingly, the demand should be executed by or for the stockholder of record, fully and correctly, as that stockholder's name appears on his, her or its stock certificates. If the applicable shares of Common Stock were owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the applicable shares of Common Stock were owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). If a stockholder held shares of Common Stock through a broker who in turn held the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of the shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

        A record owner may exercise appraisal rights with respect to all of the shares held of record by him, her or it. If the record owner desires to exercise appraisal rights as to a portion of his, her or its shares, the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Common Stock standing in the name of the record owner.

        Within 120 days after the effective date of the Merger, any stockholder who has complied with the demand requirements and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Common Stock of all former stockholders of TeraGlobal who have complied with the demand requirements and who are otherwise entitled to appraisal rights. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger, any stockholder has the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger. If no petition demanding a determination of value is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their Common Stock.

        Within 120 days after the effective date of the Merger, any stockholder who is entitled to and has perfected his, her or its appraisal rights will be entitled to receive upon written request from TeraGlobal a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. This written statement must be mailed to the requesting stockholder within 10 days after his, her or its written request for the statement is received by TeraGlobal, or within 10 days after the expiration of the period for delivery of demands for appraisals, whichever is later.

        When a stockholder files a petition, a copy of that petition must be served on TeraGlobal. Within 20 days after that service, TeraGlobal must file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After the filing of a petition for appraisal, the Register in Chancery, if ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for hearing by registered or certified mail to both TeraGlobal and to the stockholders shown on the list at the addresses stated on the list. This notice must also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or those publications as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs of mailing and publication will be borne by TeraGlobal.

        At the hearing on the petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the Delaware General Corporation Law and who have thus become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares to submit to the Register in Chancery their certificates that formerly represented TeraGlobal Common Stock for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

        If a petition for an appraisal is timely filed, after a hearing on the petition the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the value of the Common Stock owned by those stockholders, determining the fair value the stock exclusive of any element of value arising from the accomplishment or expectation of the Reorganization. The Delaware Court of Chancery will direct payment of the fair value of the shares of Common Stock with a fair rate of interest, if any, on the fair value to stockholders entitled thereto upon surrender to TeraGlobal of stock certificates. Upon application of a stockholder, the Delaware Court of Chancery may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Common Stock entitled to appraisal.

        No assurance or representation can be made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the cash being offered in the Reverse Split. Moreover, TeraGlobal reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of Common Stock is less than the value of $290.00 issued in the Reverse Split. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Duff & Phelps LLC's opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

        From and after the effective date of the Merger, a stockholder who has demanded his, her or its appraisal rights will not retain any equity interest in the Common Stock; provided, however, that if no petition for an appraisal has been filed within the time provided by Delaware law, or if the stockholder delivers to TeraGlobal a written withdrawal of his, her or its demand for an appraisal and an acceptance of the merger, either within 60 days after the effective date of the merger or thereafter with written approval of TeraGlobal, then the right of the stockholder to an appraisal will cease, and (upon surrender of certificates formerly representing TeraGlobal Common Stock together with a properly completed Letter of Transmittal) the stockholder will receive the cash consideration offered in the Merger. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon whatever terms the Delaware Court of Chancery deems just.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 30, 2002, certain information with respect to the beneficial ownership of Existing Common Stock by (a) each person known by the Company to be the beneficial owner of more than 5% of its outstanding common stock, (b) each of the Company's directors and (c) all directors and executive officers as a group. Each of the officers and directors can be reached in care of the Company at 9171 Towne Centre Drive, Suite 600, San Diego, California. Except as noted below, to the best of the Company's knowledge, each of such persons has sole voting and investment power with respect to the shares beneficially owned.

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES		PERCENT OF CLASS
Directors and Executive Officers
John F.A.V. Cecil	31,573	(1)	*
Robert Randall	34,977	(2)	*
James A. Mercer, III	16,373	(3)	*
William F. Reddersen	6,300	(4)	*
James Crabtree	0		0
James Morris	0		0
All executive officers and directors as a group (6 persons)	89,223	(5)	3.62%
Stockholders
Paul Cox Post Office Box 91685 West Vancouver, B.C. Canada, V7V 3P3	247,218	(6)	10.40%
WallerSutton 2000, L.P. 500 West Putnam Avenue Greenwich, CT 06830	1,735,859	(7)	62.45%

*
Less than 2 percent.
(1)
Includes 7,487 shares issuable upon conversion of outstanding Series A Convertible Preferred Stock, 3,800 shares issuable upon the exercise of outstanding warrants, and 6,000 shares issuable upon the exercise of outstanding stock options, and 4,000 shares held by Cecil Ventures LLC. Also includes 208 shares held in trust for the benefit of Mr. Cecil's minor children. Mr. Cecil disclaims beneficial ownership of such shares.
(2)
Includes 3,924 shares issuable upon conversion of outstanding Series A Convertible Preferred Stock, 1,900 shares issuable upon the exercise of outstanding warrants, 13,360 shares issuable upon the exercise of outstanding stock options, and 16,000 shares held by Randall Lamb Associates.
(3)
Includes 8,333 shares issuable upon the exercise of outstanding stock options.
(4)
Includes 2,700 shares issuable upon the exercise of outstanding stock options.
(5)
Includes 11,411 shares issuable upon conversion of outstanding Series A Convertible Preferred Stock and 5,700 shares issuable upon the exercise of outstanding warrants, and 30,393 shares issuable upon the exercise of outstanding stock options.
(6)
Based on public filings on Form 4 filed with the SEC for the period ended February 28, 2002
(7)
Includes 223,880 shares issuable upon the conversion of outstanding Series A Convertible Preferred Stock, 179,476 shares issuable upon the exercise of outstanding warrants.

        There have been no Common Stock purchases by the Company or its officers or directors in the past 60 days.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

        TeraGlobal has entered into two significant past contracts with WallerSutton over the past two years. WallerSutton presently controls a majority of the voting power of TeraGlobal, and will initially control a majority of the voting power of Wave Three.

        Each of the two past contracts involved the purchase of TeraGlobal's securities. In a series of transactions taking place in May and June 2001, TeraGlobal sold an aggregate of $1.5 million in Convertible Promissory Notes and Warrants to a group of accredited investors, including WallerSutton, another investment firm, and certain members of the Company's Board of Directors. On June 28, 2001, TeraGlobal consummated a $2.5 million Series A Convertible Preferred Stock financing transaction with WallerSutton. The Series A Convertible Preferred Stock financing also triggered conversion of the Convertible Promissory Notes and Warrants from the May and June 2001 placements into Series A Convertible Preferred Stock and Warrants.

        The net effect of these transactions was the infusion of $3.875 million in working capital, net of $125,000 in offering costs, in exchange for an aggregate of 7,468,661 shares of Series A Convertible Preferred Stock, 159,963 Common Stock Purchase Warrants exercisable at $13.40 per share, 23,999 Common Stock Purchase Warrants exercisable at $25.00 per share and 23,999 Common Stock Purchase Warrants, exercisable at $37.50 per share.

        The Series A Convertible Preferred Stock is entitled to cumulative dividends payable in cash at a rate of 10 percent per annum, which accrue until paid and are compounded semi-annually. They are redeemable at the election of the holders of a majority of the shares of Series A Preferred Stock, commencing on the third anniversary of the closing of the transaction. Each share of Series A Convertible Preferred Stock is convertible into one fully paid share of Company's Existing Common Stock, subject to anti-dilution, at any time at the holder's discretion. After the fifth anniversary of the closing relating thereto, the Series A Preferred Stock will automatically convert into Common Stock when the closing bid price for the Company's Common Stock exceeds $10.00 per share for 20 consecutive trading days. A more complete discussion of the rights, privileges and preferences associated with the Series A Convertible Preferred Stock is contained in the Certificate of Designations and the Series A Convertible Preferred Stock and Warrant Purchase Agreement, each of which are attached as Exhibits to this report.

        As a result of the Series A Preferred Stock financing transaction, WallerSutton became the Company's single largest stockholder, holding 20 percent of the Company's outstanding voting securities on a fully-diluted basis. In addition, holders of the Series A Convertible Preferred Stock have the right to appoint two members to TeraGlobal's Board of Directors, as well as the right to approve certain significant transactions, such as (i) the sale, merger or acquisition of the Company or substantially all of its assets, (ii) any recapitalization or restructuring of the Company's outstanding shares of capital stock, (iii) incurring any significant debt, excluding trade debt, and (iv) the issuance of any preferred stock ranking senior to or on a parity with the Series A Preferred Stock. Finally, as long as 50 percent of the Series A Preferred Stock remains outstanding, WallerSutton has pre-emptive rights on future financings to allow it to maintain its percentage ownership of shares of Common Stock computed on a fully-diluted basis.

        The second transaction with WallerSutton began in the fourth quarter of 2001 and continued in the first half of 2002. In October 2001, the Company entered into a term sheet with an investment banker to sell $6.6 to $9.9 million of Convertible Promissory Notes and Warrants in a "best efforts" private placement offering that was to take place in January and February 2002 (the "Convertible Note Financing"). In December 2001, the Company entered into agreements to provide financing of up to $2 million through the sale of Convertible Promissory Notes and Warrants (the "Bridge Financing") pending completion of the Convertible Note Financing. The notes issued under the Bridge Financing were to be converted into, or repaid from the proceeds of, the Convertible Note Financing. On

December 10, 2001 TeraGlobal sold $750,000 of Convertible Promissory Notes and Warrants to certain institutional investors, including WallerSutton, in the initial financing round under the Bridge Financing. The Convertible Promissory Notes issued in the Bridge Financing have become due and payable as a result of the Company's default under the terms thereof, and their repayment is secured by a first priority lien on all of the Company's assets. The agreements for the Bridge Financing specified that the withdrawal of the investment banker from the Convertible Note Financing would be an event of default under the Bridge Financing.

        In early January 2002, the Company was notified that the investment banker was withdrawing from the Convertible Note Financing. As a result, the Bridge Financing provided for additional warrants (the "Default Warrants") to be issued to the bridge investors. The Default Warrants, which vested immediately, are exercisable for $.025 per share of Common Stock and were issued among all of the investors in the Bridge Financing in an aggregate amount that would, upon exercise thereof, provide the investors in the Bridge Financing with 50% ownership of the Company's outstanding Common Stock (including, for purposes of the calculation, all derivative securities convertible into Common Stock at or below 120% of the market price) as of February 1, 2002.

        In February 2002, WallerSutton exercised 1,338,482 Default Warrants on a net issue basis for 1,332,503 shares of the Company's Common Stock, effecting a change in control. After giving effect to the exercise of such Default Warrants, the Company has approximately 2,376,289 shares of Common Stock and 7,468,661 shares of Series A Convertible Preferred Stock outstanding. WallerSutton presently owns 1,332,503 shares or 56% of the outstanding Common Stock and 5,597,016 shares or 75% of the outstanding Series A Convertible Preferred Stock. In addition to the Common Stock and Series A Convertible Preferred Stock, WallerSutton purchased in the Bridge Financing: (i) $2,663,858 in Convertible Promissory Notes, which are convertible automatically upon the Company's next financing which raises $6.6 million, of those Notes $878,858 are also convertible at the holder's election at maturity into the Company's Common Stock at the lesser of $5.00 per share or 75% of the 10 day trailing average closing bid price; and (ii) 179,476 Bridge Warrants to purchase Common Stock at exercise prices ranging from $4.625 to $5.00 per share.

FINANCIAL STATEMENTS

        TeraGlobal's financial statement information is incorporated herein by reference to its Annual Report on Form 10-KSB for the year ended December 31, 2001, filed with the SEC on April 1, 2002, and Quarterly Report on Form 10-QSB for the period ended March 31, 2002, filed with the SEC on May 14, 2002. A copy of each of these documents has been included with this Information Statement, and mailed to each stockholder of record on the Record Date. TeraGlobal has incurred losses in each of the last two fiscal years. TeraGlobal Common Stock had negative book value per share at March 31, 2002.

PRO FORMA FINANCIAL STATEMENTS

        The following unaudited pro forma financial statements illustrate the effect of (i) the Assignment of Assets and Liabilities, including the related conversion of the Convertible Promissory Notes, and (ii) the Reverse Split, on the Company's balance sheet and results of operations. The unaudited pro forma balance sheet as of March 31, 2002 and statement of operations as of March 31, 2002 are based on the Company's historical balance sheet and statement of operations, and assumes that the Assignment of Assets and Liabilities and the Reverse Split took place on that date. It also assumes that after giving effect to those two transactions TeraGlobal would maintain a controlling position in Wave Three and would therefore be eligible to consolidate its financial statements.

        The pro forma financial information is not necessarily indicative of the results of operations or the financial position which could have been attained had the reversal and cash out transaction been consummated at the foregoing dates or which may be attained in the future. The pro forma financial information should be read in conjunction with the historical financial statements of TeraGlobal.

TERAGLOBAL COMMUNICATIONS CORP.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
For the three months ending March 31, 2002 (Pro Forma)

	March 31, 2002	Adjustments		March 31, 2002
				(Pro Forma)
ASSETS
Current assets
Cash and cash equivelants	$319,322	$(285,000	)(1)	$34,322
Accounts receivable	93,337	—		93,337
Notes receivable—related parties	—	—		—
Prepaid expenses and other current assets	127,537	—		127,537

Total current assets	540,195	(285,000)		255,196
Furniture and equipment, net	681,624	—		681,624
Other Assets	378,321	—		378,321

Total assets	$1,600,140	$(285,000)		$1,315,141

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$566,415	$—		$566,415
Short term loans	—	—		—
Accrued interest on promissory note	67,947	(67,947	)(2)	—
Accrued expenses	220,859	—		220,859
Accrued severance	—	—		—
Accrued vacation	99,431	—		99,431
Notes Payable—Current	2,465,286	(2,465,286	)(2)	—
Deposit on Sales	885	—		885

	3,420,823	(2,533,234)		887,589
Convertible promissory notes	—	—		—
Notes payable—related parties	—	—		—
Capitalized lease obligations, less current portion	—	—		—

Total Liabilities	3,420,823	(2,533,234)		887,589

Minority Interests
Minority Interest in Wave 3 Software	—	2,533,233	(2)	2,533,233

Series A redeemable, convertible
Preferred stock, $0.001 par value 13,000,000 shares authorized 7,468,661 shares issued and outstanding ($0.51 liquidation preference per share, dividends of $307,492 in arrears)	3,106,555	—		3,106,555
Shareholders' Deficit
Common stock, $.001 par value 200,000,000 shares authorized 1,856 shares issued and outstanding March 31, 2002	2,377	(2,375	)(1)(3)	2
Additional paid-in capital	42,023,189	(147,625	)(1)(3)	41,875,564
Cumulative foreign currency translation adjustment	47,802	—		47,802
Accumulated deficit	(47,000,606)	(135,000	)(1)	(47,135,606)

Total Shareholders' Deficit	(4,927,237)	(285,000)		(5,212,237)

	$1,600,140	$(285,000)		$1,315,140

(1)
Reflects the payment of an aggregate of $285,000 in connection with the Reverse Split.

  Of that amount an estimated $150,000 of cash would be used to repurchase fractional shares of the Common Stock resulting from the Reverse Split. The pro forma balance sheet assumes that the equivalent of 520,000 pre-split shares will be acquired in connection with the Reverse Split. The adjustment includes a decrease of $1 from stated capital, and a decrease of $149,999 in additional paid-in capital resulting from this transaction.

  In addition, an estimated $135,000 in cash would be used to pay expenses associated with the Reverse Split.

  Does not include $1,000,000 in cash held by Wave Three from the sale of its securities pursuant to the Term Sheet.

(2)
Reflects the conversion of the Convertible Promissory Notes and accrued interest into shares of Wave Three Series A Convertible Redeemable Preferred Stock, and the minority interest in Wave Three held by the minority stockholders.

(3)
Reflects the reduction of 2,374 in Common Stock and increase of 2,374 in Additional Paid-In Capital resulting from the Reverse Split.

TERAGLOBAL COMMUNICATIONS CORP.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ending March 31, 2002 (Pro Forma)

	For The Three Months Ended March 31, 2002	Adjustments		For The Three Months Ended March 31, 2002
				(Pro Forma)
Net Sales	$88,084	$—		$88,084
Cost of sales	25,775	—		25,775

Gross profit	62,309	—		62,309

Operating expenses
Legal	68,257	60,000	(1)	128,257
General and administrative	1,192,456	75,000	(1)	1,267,456
Selling	273,257	—		273,257
Research and development	519,213	—		519,213
Impairment of long term assets	—	—		—

Total operating expenses	2,053,183	135,000		2,188,183

Loss from operations	(1,990,874)	(135,000)		(2,125,873)

Other income (expenses)
Interest income	38,103	—		38,103
Interest expense	(908,250)	—		(908,250)
Other income (loss)	97,761	—		97,761

Total other income (expense)	(772,387)	—		(772,387)

Loss before extraordinary item	$(2,763,261)	$(135,000)		$(2,898,261)
Extraordinary Items	—	—		—
Net loss available to common shareholders	(2,763,261)	135,000		(2,898,261)

Basic and fully diluted loss per common share	$(1.49)	$—		$(1.56)

Weighted-average common shares outstanding	1,855,756	—		1,855,756

(1)
Reflects the additional expenses anticipated to be incurred in connection with the Reverse Split.

Vote Required

        Approval of the Reverse Split requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the proposal. Stockholders owning at least a majority of the outstanding shares of Common Stock approved the Reverse Split pursuant to the Consent Resolution.

                      By Order of the Board of Directors

                      John F.A.V. Cecil, Chairman of the Board

San Diego, California

EXHIBIT A

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
TERAGLOBAL COMMUNICATIONS CORP.

* * * * *

        TeraGlobal Communications Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY

1.
That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for a vote of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

    RESOLVED, that the Certificate of Incorporation of the Corporation be amended to change each one thousand outstanding shares of the Corporation's Common Stock, par value $.001 per share into one share of Common Stock, par value $.001 per share.

    RESOLVED, that effective upon filing of this Certificate of Amendment of Certificate of Incorporation, each one thousand (1,000) shares of the Corporation's Common Stock, par value $.001 per share, outstanding shall be changed into one (1) share of such Common Stock. Each stockholder who would otherwise be entitled to receive a fractional share shall receive a cash payment in lieu thereof, and shall not receive a fractional share.

2.
That thereafter, pursuant to resolution of its Board of Directors, a consent of the stockholders of the Corporation was solicited in accordance with Section 228 of the General Corporation law of the State of Delaware and written consent was received from the holders of the necessary number of shares as required by statute.

3.
That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officers as of this    th day of June, 2002.

Robert E. Randall, President

James A. Mercer III, Secretary

EXHIBIT B

SECTION 262 OF THE DELAWARE
GENERAL CORPORATION LAW

262 APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to * 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depositary receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depositary.

        (b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251 (g) of this title), §252, §254, § 257, §258, §263 or §264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)    Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation. Not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger of consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice shall be given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights may, file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list of the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation. reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EXHIBIT C

OPINION OF DUFF & PHELPS LLC

            •    2029 CENTURY PARK EAST, SUITE 820    •    LOS ANGELES, CA 90067    •    310-284-8008    •    FAX 310-284-8130     •

Duff & Phelps, LLC

May 10, 2002

Board of Directors
TeraGlobal Communications Corp.
9171 Towne Centre Drive, Suite 600
San Diego, California 92122

Gentlemen:

Duff & Phelps, LLC ("Duff & Phelps") has been engaged by TeraGlobal Communications Corp. ("TeraGlobal" or the "Company") to act as financial advisor to the Board of Directors of the Company in connection with a contemplated transaction (the "Transaction"), as summarized below. Specifically, Duff & Phelps has been engaged to provide an opinion (the "Opinion") as to whether the Transaction is fair to the non-management, minority common shareholders of the Company from a financial point of view.

Transaction Overview

It is our understanding that the Transaction will consist of three steps. First, TeraGlobal will transfer its operating assets and certain liabilities to Wave Three Software, Inc. ("Wave Three"), a wholly owned operating subsidiary of the Company. Second, TeraGlobal will effect a 1 for 1,000 reverse split of its outstanding common stock (the "Reverse Split"). And third, TeraGlobal will be merged into a wholly owned subsidiary of Wave Three.

It is our further understanding that the Company will not issue any fractional shares in connection with the Reverse Split. Instead, all shareholders owning less than one full share of TeraGlobal common stock after the reverse split will be paid in cash for such fractional shares at a price equal to $0.29 per share (on a pre-split basis), without deduction for commissions or transaction costs. Any full shares of TeraGlobal common stock remaining after the reverse split and purchase of fractional shares will be converted into common stock of Wave Three, and the owners of such shares, subject to applicable securities regulations, will be permitted to remain as owners of Wave Three common stock.

In connection with the Transaction, we understand that the Company intends to file a certificate with the United States Securities and Exchange Commission to terminate its public company reporting obligations under Section 15(d) of the Securities Exchange Act of 1934. TeraGlobal also intends to de-list its common stock and terminate public market trading therein.

Due Diligence

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence activities with regards to the Transaction include, but are not limited to, the following:

1.
Met with certain members of senior management of TeraGlobal to discuss the history, financial condition, future prospects and projected performance of the Company and to observe a demonstration of the Company's software;

2.
Reviewed TeraGlobal's financial statements and SEC filings, including its annual reports on Form 10-K for the years ended December 31, 1999 through 2001 and certain reports on material events filed on Form 8-K;

3.
Reviewed TeraGlobal's internally generated monthly financial statements for the periods ended October 31, 2001 through March 31, 2002;

4.
Reviewed revenue and expense projections for the three years ended December 31, 2004 provided by TeraGlobal management;

5.
Reviewed the historical trading price and trading volume of TeraGlobal common stock;

6.
Reviewed certain articles and press releases regarding TeraGlobal;

7.
Reviewed certain term sheets and draft documentation related to the Transaction as provided by management of TeraGlobal;

8.
Reviewed economic and industry information and conducted such studies, analyses and investigations as we deemed appropriate.

Our Opinion is based upon an analysis of the foregoing in light of our assessment of the general, economic and financial market conditions, as they can be evaluated by us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing our Opinion. Duff & Phelps has not previously provided financial advisory services to the Company.

In connection with our Opinion, with your permission and without any independent verification, we have assumed that all information reviewed by us with respect to the Company, whether supplied by TeraGlobal or obtained by us from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to us not misleading. Any inaccuracies in or omissions from the information on which we relied could materially affect our Opinion. Furthermore, we have assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements made available to us.

Conclusion

Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is our opinion that, as of this date, the Transaction is fair to the non-management, minority common shareholders of the Company from a financial point of view.

                      Respectfully submitted,

                      /s/ Duff & Phelps, LLC

                      Duff & Phelps, LLC

QuickLinks

INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
TERAGLOBAL COMMUNICATIONS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET For the three months ending March 31, 2002 (Pro Forma)
TERAGLOBAL COMMUNICATIONS CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS For the three months ending March 31, 2002 (Pro Forma)
EXHIBIT A
EXHIBIT B SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
EXHIBIT C OPINION OF DUFF & PHELPS LLC